Execution Version

THIRD AMENDMENT TO
SENIOR SECURED GOLD STREAM CREDIT AGREEMENT

          THIS THIRD AMENDMENT TO SENIOR SECURED GOLD STREAM CREDIT AGREEMENT (this “Amendment”) is made as of the 30th day of January 2013

A M O N G:

GRYPHON GOLD CORPORATION, a corporation incorporated pursuant to the laws of the State of Nevada, as the borrower (the “Borrower”),

BOREALIS MINING COMPANY LLC (formerly known as Borealis Mining Company), a Nevada limited liability company (the “Original Guarantor”),

–and-

WATERTON GLOBAL VALUE, L.P., a limited partnership formed under the laws of the British Virgin Islands, as the lender (the “Lender”).

RECITALS

          WHEREAS, the Borrower, the Original Guarantor and the Lender are parties to a Senior Secured Gold Stream Credit Agreement dated April 18, 2012, as amended by that certain First Amendment to the Senior Secured Gold Stream Credit Agreement dated September 24, 2012, as amended by that certain Second Amendment to the Senior Secured Gold Stream Credit Agreement dated January 18, 2013 (the “Second Amendment”) (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), whereby the Lender agreed to loan up to the aggregate amount of U.S. Twenty-Three Million Dollars (US$23,000,000) to the Borrower on the terms and conditions set forth herein;

          WHEREAS, effective as of January 30, 2013, the Original Guarantor converted its corporate form from that of a Nevada corporation to a Nevada limited liability company (the “LLC Conversion”);

          WHEREAS, contemporaneously with the execution and delivery of this Amendment, the Borrower, the Original Guarantor, the Lender, and the Lender’s Affiliate, Borealis Holdings LLC, a Nevada limited liability company (“Borealis Holdings”), entered into that certain Contribution Agreement dated January 30, 2013 (the “Contribution Agreement”), whereby the Borrower sold, transferred and assigned to Borealis Holdings Six Million (6,000,000) Units in consideration for the Lender forgiving a portion of the Loan under the Credit Agreement;

          WHEREAS, in connection with the purchase and sale of Units under the Contribution Agreement, the Borrower, the Original Guarantor, and Borealis Holdings have entered into that certain Amended and Restated Limited Liability Company Agreement dated January 30, 2013 (the “LLC Agreement”) regarding the business and affairs of the Original Guarantor; and

          WHEREAS, as a result of the transactions contemplated under the Contribution Agreement and the LLC Agreement, the Borrower, the Original Guarantor and the Lender desire to amend the Credit Agreement and to ratify and confirm the Credit Agreement (as so amended) and the other Credit Documents.

AGREEMENT

          NOW THEREFORE, in consideration of the premises and mutual covenants set out in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is acknowledged and confirmed, the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings given thereto in the Credit Agreement.

2.	Agreements and Amendments to the Credit Agreement.

a.

Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended to the extent necessary to give effect to the provisions of this Amendment and to incorporate the provisions of this Amendment into the Credit Agreement. The Credit Agreement, together with this Amendment (upon its effectiveness), shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.

	b.	Schedule 1.1(b) of the Credit Agreement is hereby amended by replacing the existing Schedule 1.1(b) in its entirety with Schedule 1.1(b) attached hereto.

	c.	Schedule 1.1(h) attached to this Amendment is hereby appended to the Credit Agreement as Schedule 1.1(h) thereto.

	d.	Exhibit E attached to this Amendment is hereby appended to the Credit Agreement as Exhibit E thereto.

	e.	Section 1.1 of the Credit Agreement is hereby amended by deleting clause (d) from the definition of “Change of Control” in its entirety and substituting it with the following clause (d):

“(d) Continuing Directors shall not constitute at least a majority of the Directors of the Borrower; or”

	f.	Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Commitment Amount” in its entirety and substituting it with the following definition:

““Commitment Amount” means six million six hundred fifty thousand dollars ($6,650,000).”

	g.	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition:

“”Continuing Directors” shall mean, at any date, an individual (a) who is a Director of the Borrower as of January 30, 2013, or (b) who has been nominated to be a Director by the Directors of the Borrower that were Directors as of January 30, 2013.”

h.	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition:

““Dilution Percentage” means the Dilution Percentage set forth on Schedule 1.1(h) hereto.”

i.	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition:

““Membership Interest Assignment” means an assignment of Units executed by the Borrower substantially in the form of Exhibit E or such other assignment as Lender may determine.”

j.	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition:

““Permitted Change of Control” means the occurrence of any Change of Control of the Borrower resulting from the sale or placement by the Borrower of shares of its capital stock or other Equity Interests from its treasury in a public offering or directed private placement, so long as the net proceeds of such sale or placement are used by the Borrower to (a) repay any outstanding Default Loans under and as defined in the LLC Agreement in accordance with the terms of the LLC Agreement, (b) satisfy any Capital Contributions (as defined in the LLC Agreement) that have been called or are scheduled in the Program and Budget during the subsequent two (2) month period following the closing of such sale or placement, and (c) satisfy the payments due under Section 3.1(a) of the Agreement for the subsequent three (3) Repayment Dates following the closing of such sale or placement; provided that any net proceeds of any such sale or placement remaining after the payments in the foregoing clauses (a) – (c) may be used by the Borrower for any general corporate purpose.”

k.	Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Repayment Date” in its entirety and substituting it with the following definition:

““Repayment Date” means each Repayment Date set forth on Schedule 1.1(b).”

l.	Section 1.1 of the Credit Agreement is hereby amended by deleting subsection (a) to the definition of “Repayment Period” in its entirety and substituting it with the following definition:

“(a)	if the full Commitment Amount is advanced on or prior to January 31, 2013, the period commencing on January 31, 2013 and ending on (and including) the Stated Maturity Date.”

m.	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition:

““Repayment Units” means, in relation to any Repayment Date, the number of Units equal to the product of: (i) the Dilution Percentage for the month which such Repayment Date relates times (ii) four million (4,000,000) Units.

By way of example, for the payment due on October 31, 2013, the Repayment Units would be 160,000 Units, as demonstrated by the following calculation:

4% x 4,000,000 Units = 160,000 Units”

n.	Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Stated Maturity Date” in its entirety and substituting it with the following definition:

““Stated Maturity Date” means November 30, 2014.”

o.	Section 1.1 of the Credit Agreement is hereby amended by adding the following definition:

““Units” means the class of units of the Original Guarantor that are a measure of a member’s share of net profits and net loss of the Original Guarantor and which are designated as the “Class A Units”.”

p.

The Lender and Borrower hereby acknowledge and agree that the Additional Amount (as defined in the Second Amendment) advanced to the Borrower under the terms of the Credit Agreement shall, upon the Effective Date of the LLC Agreement, be deemed to be a “Default Loan” under the LLC Agreement, and all rights, obligations, liabilities, covenants, duties and remedies of the parties with respect to the Additional Amount shall thereafter be determined pursuant to the terms and conditions of the LLC Agreement.

q.	Section 3.1(a) of the Credit Agreement is hereby amended and replaced, in its entirety, with the following:

“(a)	On each Repayment Date, the Borrower shall either (i) deliver the Monthly Repayment Ounces (relating to such Repayment Date) to the Lender’s Gold Account; (ii) pay to the Lender the Cash Payment Amount (relating to such Repayment Date); or (iii) assign the Repayment Units (relating to such Repayment Date) to the Lender or its designated Affiliate.”

r.	Section 4.2 of the Credit Agreement is hereby amended and replaced, in its entirety, with the following:

“4.2 Change of Control.

In the event that a Change of Control occurs, other than in the event of a Permitted Change of Control (which is expressly permitted hereby), the Lender may, in its sole discretion, by written notice to the Borrower, require the Borrower to repay the Loan in full. If the Lender requires the Borrower to repay the Loan in full, the Borrower shall do so by paying to the Lender an amount in cash equal to the amount arrived at when (i) dividing the Full Prepayment Amount by the product of 0.80 multiplied by the Spot Price on the Business Day immediately preceding the day the Lender requires such prepayment and (ii) multiplying the result thereof by such Spot Price. Together with the foregoing prepayment of the Loan, the Borrower shall simultaneously pay the Lender any accrued and unpaid interest on any part of the Loan so prepaid together with all other fees, charges and costs and other amounts payable hereunder.”

s.	Section 5.1(a) of the Credit Agreement is hereby amended and replaced, in its entirety, with the following:

“(a)	The Borrower shall make any payment required to be made by it to the Lender without set-off, deduction, withholding, or counterclaim or cross- claim, by, as the case may be: (a) delivering the amount of Gold that is then due to the Lender’s Gold Account, (b) depositing the Cash Payment Amount or other amount of cash then due (including with respect to each Interest Payment Amount) with the Lender, or (c) delivering to the Lender or an Affiliate of the Lender’s (as designated by the Lender) (i) a Membership Interest Assignment executed by the Borrower with respect to the Repayment Units, (ii) an executed stock transfer, (iii) a written direction to the Original Guarantor to transfer the Repayment Units on the books of the company, and (iv) a certificate or certificates representing the Repayment Units, in each case by not later than 12:00 p.m. (Toronto time) on the date the payment is due, to an account or address designated by the Lender.”

t.	Section 9.1(k) of the Credit Agreement is hereby amended and replaced, in its entirety, with the following:

“(a)	Change of Control. A Change of Control occurs, other than a Permitted Change of Control;”

3.	Representations and Warranties.

a.

The Borrower and the Original Guarantor hereby remake and restate each of their representations and warranties in the Credit Agreement, as amended hereby, and the other Credit Documents, effective as of the date of this Amendment, which representations and warranties are incorporated herein by reference as if fully set forth; provided that the Disclosure Schedules shall be deemed to be updated by the information set forth in the Disclosure Schedules to the Contribution Agreement.

b.

The Borrower and the Original Guarantor hereby further represent and warrant that (i) this Amendment has been duly authorized, executed and delivered by each of them, (ii) this Amendment is binding upon and enforceable against each of them in accordance with its terms, (iii) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of the transactions contemplated hereby, and (iv) the Recitals set forth above are true and correct in all respects.

4.	Conditions Precedent. This Amendment shall become effective as of the date hereof upon (and only upon) satisfaction of the following conditions precedent:

a.

The Lender shall have received (i) an original certificate or certificates representing 4,000,000 Units of the Original Guarantor owned by the Borrower and (ii) an executed original stock transfer with respect to such 4,000,000 Units, each to be held by the Lender pursuant to the terms of that certain Pledge Agreement dated April 18, 2012 given by the Borrower in favour of the Lender.

b.

The Lender shall have received a duly executed original ratification and confirmation of the Security Documents from the Borrower and the Original Guarantor confirming that the Security Documents remain in full force and effect as valid and perfected Liens on the Collateral.

c.

The Lender shall have received such amendments to the Security Documents (including the Borealis DOT) and other Instruments as the Lender may reasonably request, in each case, in form and substance reasonably satisfactory to the Lender.

	d.	All financing statements filed by the Lender in connection with the Credit Agreement naming the Original Guarantor as the debtor shall have been amended and filed to reflect the LLC Conversion.

e.

The Lender shall have received such other Instruments, certificates, information and opinions as the Lender may reasonably request, in each case, in form and substance reasonably satisfactory to the Lender.

5.	Miscellaneous Provisions.

a.

Subject to the amendments described herein, the Credit Agreement is in all other respects ratified and confirmed and shall continue in full force and effect, binding the parties hereto in accordance with the terms thereof. As a condition to the Lender entering into this Amendment, the Borrower and the Original Guarantor irrevocably confirm and agree that each of the Credit Documents executed by the Borrower and/or the Original Guarantor, and all guaranties, grants of security, debentures, mortgages, liens, deeds, pledges and rights thereunder, are hereby extended, continued, ratified and confirmed, remain in full force and effect and apply to the Credit Agreement as amended hereby. For the avoidance of doubt, (i) the obligations of the parties described in this Amendment are “Obligations” for the purposes of the Credit Agreement; and (ii) this Amendment shall be a “Credit Document” for the purposes of the Credit Agreement.

b.

Nothing contained herein shall be construed to release, terminate or act as a novation of, in whole or in part, any Credit Document or any guaranty, lien, mortgage, deed, pledge or security interest granted pursuant thereto. All references to the Credit Agreement in each of the Credit Documents and in any other document or instrument shall hereafter be deemed to refer to the Credit Agreement as amended hereby. This Amendment shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Credit Documents or for any purpose, or a consent to any other, further or future action on the part of the Borrower or the Original Guarantor that would require the waiver or consent of the Lender, except, in each case, as expressly set forth herein.

	c.	This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

d.	This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective successors and assigns.

e.

This Amendment and any amendments, waivers, consents, or supplements may be executed in any number of counterparts in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties. This Amendment may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and delivery of an executed counterpart of a signature page to this Amendment, any amendment, waiver, consent or supplement, or to any other Credit Document, by facsimile, portable document format (.pdf) or other electronic delivery (including e-mail) shall be as effective and binding as delivery of a manually executed counterpart thereof.

f.

The execution, delivery and effectiveness of this Amendment shall not prejudice, limit, or operate, or be deemed to operate, as a waiver of, any rights, powers or remedies of the Lender under the Credit Agreement or any other Credit Document or constitute a waiver of any provision thereof, except as expressly set forth herein.

g.

The Borrower and the Original Guarantor shall execute, acknowledge and deliver to the Lender such other and further documents and instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Amendment or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender.

h.

All costs and expenses reasonably incurred by the Lender (including legal, the “Costs”) in connection with the preparation, negotiation and execution of this Amendment and any further documents and instruments reasonably necessary or desirable to effect the intent of the parties to this Amendment, shall be paid by the Borrower to the Lender, in cash, promptly on demand. For the avoidance of doubt, and irrespective of the approximate cost estimate provided in this section, the Borrower shall only pay those Costs actually incurred by the Lender.

i.	This Amendment and all amendments contemplated herein shall become automatically effective upon this Amendment being fully executed and delivered by each of the parties.

[Remainder of this page is intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:
GRYPHON GOLD CORPORATION

By:
Authorized Signing Officer

LENDER:

WATERTON GLOBAL VALUE, L.P.,
BY ITS INVESTMENT MANAGER,
ALTITUDE MANAGEMENT LIMITED

By:
Authorized Signing Officer

ORIGINAL GUARANTOR:

BOREALIS MINING COMPANY LLC

By:
Authorized Signing Officer

Signature Page to Third Amendment to Senior Secured Gold Stream Credit Agreement

Schedule 1.1(b)

Monthly Repayment Figures

REPAYMENT DATE	MONTHLY REPAYMENT AMOUNT ($USD)
Thursday, January 31, 2013	$ 50,000
Thursday, February 28, 2013	$ 166,667
Sunday, March 31, 2013	$ 306,349
Tuesday, April 30, 2013	$ 306,349
Friday, May 31, 2013	$ 306,349
Sunday, June 30, 2013	$ 306,349
Wednesday, July 31, 2013	$ 306,349
Saturday, August 31, 2013	$ 306,349
Monday, September 30, 2013	$ 306,349
Thursday, October 31, 2013	$ 306,349
Saturday, November 30, 2013	$ 306,349
Tuesday, December 31, 2013	$ 306,349
Friday, January 31, 2014	$ 306,349
Friday, February 28, 2014	$ 306,349
Monday, March 31, 2014	$ 306,349
Wednesday, April 30, 2014	$ 306,349
Saturday, May 31, 2014	$ 306,349
Monday, June 30, 2014	$ 306,349
Thursday, July 31, 2014	$ 306,349
Sunday, August 31, 2014	$ 306,349
Tuesday, September 30, 2014	$ 306,349
Friday, October 31, 2014	$ 306,349
Sunday, November 30, 2014	$ 306,353
TOTAL	$ 6,650,000

Schedule 1.1(b), Page 1

Schedule 1.1(h)

Dilution

REPAYMENT DATE	DILUTION PERCENTAGE (%)
Thursday, January 31, 2013	0%
Thursday, February 28, 2013	1%
Sunday, March 31, 2013	2%
Tuesday, April 30, 2013	2%
Friday, May 31, 2013	2%
Sunday, June 30, 2013	3%
Wednesday, July 31, 2013	3%
Saturday, August 31, 2013	3%
Monday, September 30, 2013	3%
Thursday, October 31, 2013	4%
Saturday, November 30, 2013	4%
Tuesday, December 31, 2013	4%
Friday, January 31, 2014	4%
Friday, February 28, 2014	5%
Monday, March 31, 2014	5%
Wednesday, April 30, 2014	5%
Saturday, May 31, 2014	5%
Monday, June 30, 2014	5%
Thursday, July 31, 2014	5%
Sunday, August 31, 2014	6%
Tuesday, September 30, 2014	6%
Friday, October 31, 2014	6%
Sunday, November 30, 2014	6%

Schedule 1.1(h), Page 1

EXHIBIT E

FORM OF
MEMBERSHIP INTEREST ASSIGNMENT

          This MEMBERSHIP INTEREST ASSIGNMENT (this “Assignment”) is made as of [[*]], 2013 (the “Closing Date”), by the undersigned (“Assignor”) pursuant to that certain Senior Secured Gold Stream Credit Agreement dated April 18, 2012, as amended by that certain First Amendment to the Senior Secured Gold Stream Credit Agreement dated September 24, 2012, as amended by that certain Second Amendment to the Senior Secured Gold Stream Credit Agreement dated January 18, 2013, as amended by that certain Third Amendment to Senior Secured Gold Stream Credit Agreement dated as of January 30, 2013 (the “Agreement”), by and among Gryphon Gold Corporation, a corporation organized and existing under the laws of Nevada, Borealis Mining Company LLC, a limited liability company organized and existing under the laws of Nevada (the “Company”), and Waterton Global Value, L.P., by its Investment Manager, Altitude Management Limited (“Waterton”).

          For good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby transfer, convey and assign unto ___________________, all of Assignor’s right, title and interest in and to ______________________Class ___ Units of the Company (the “Purchased Membership Interest”), free and clear of any lien or restriction, and such Purchased Membership Interest is assigned and transferred together with all right, title and interest of Assignor in and to all income, gains, losses, deductions and credits of the Company for all periods on or after the Closing Date, subject in all respects to the terms of the Agreement.

ASSIGNOR:

[NAME]

By:
Name:
Title: